                             ACCOUNTING SERVICES AGREEMENT

                                       BETWEEN

                        FBL INVESTMENT ADVISORY SERVICES, INC.

                                         AND

                          FBL VARIABLE INSURANCE SERIES FUND

     THIS AGREEMENT, entered into this 1st day of January, 1988, by and between FBL Investment Advisory Services, Inc., a Delaware corporation, hereinafter referred to as "FBL", and FBL Variable Insurance Series Fund, a Massachusetts business trust, hereinafter referred to as "Fund".

                                     WITNESSETH:

     WHEREAS, the fund currently issues shares in six portfolios, which, together with any subsequently created portfolios, shall hereinafter be referred to as the "Portfolios";

     WHEREAS, the Fund desires to obtain certain accounting and other services from FBL; and

     WHEREAS, FBL desires to provide such services for the Fund;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

I.   FBL agrees to:

          A. Maintain all books, accounts, ledgers, journals, supporting documents and supplementary records pertaining to the business of the Fund which constitute the record forming the basis for financial statements required of the Fund by law or required by resolution of the Fund Board of Trustees.

          B. Calculate the net asset value of each of the Portfolios of the Fund in accordance with the Fund's current prospectus and communicate same to the Fund's transfer agent on each day that the net asset value per share is calculated for the Portfolios.

          C. Provide the personnel and facilities necessary to process payment of all Fund expenditures, as authorized by the Fund.

          D. Maintain all records of a financial nature pertaining to Fund portfolio transactions as are required by law or resolution of the Fund Board of Trustees.

          E. Prepare monthly financial statements, any statistical reports requested by the Fund Board of Trustees and supporting accounting work papers.

          F. Provide the Fund Board of Trustees the monthly financial statements and statistical reports.

          G. Prepare such other reports and analyses as requested by the Fund Board of Trustees to be presented at their quarterly meetings.

          H. Prepare financial statements and any other related per share data required for inclusion in the annual and semi-annual reports to shareholders and amendments to the Fund's registration statement.

          I. Prepare for timely filing all the Fund's required governmental (state and federal) reports, tax returns and other filings, which FBL is not otherwise required to prepare pursuant to the terms of other agreements in effect between the Fund and FBL.

          J. Prepare recommendations to the Fund Board of Trustees regarding the payment of income dividends and capital gains distributions.

          K. Maintain or cause to be maintained all other books, accounts and other documents that are required to be maintained by Rule 31a-1 under the Investment Company Act of 1940 that are not required to be maintained for the Fund pursuant to some other agreement between the Fund and FBL or another party.

          L. Preserve or cause to be preserved for the periods required in Rule 31a-2 under the Investment Company Act of 1940 all records covered by this Agreement that are required to be maintained by Rule 31a-1.

     II.  The Fund agrees to:

          Pay FBL an annual fee aggregating 0.05% of the average daily net assets of each Portfolio, accrued daily and payable monthly, with such payments not to exceed $30,000 per Portfolio per annum.

     III. The parties hereto mutually agree:

          A. That this Agreement shall become effective on the 1st day of January 1988, shall remain in effect until December 31, 1988, and shall continue in effect from year to year thereafter, unless sooner terminated as hereinafter provided, so long as the continuance of the Agreement is approved at least annually by a majority of the Trustees who are not parties to the Agreement or "interested persons" as that term is defined in the Investment Company Act of 1940.

          B. That either party may terminate this Agreement at any time by giving 60 days' written notice of such termination to the other party.

          C. That any amendment to this Agreement must be in writing, executed by both parties hereto.

          D. That notices and other writings delivered or mailed postage prepaid to the Fund or to FBL at 5400 University Avenue, West Des Moines, Iowa 50265 shall be deemed to have been properly delivered or given hereunder to the respective parties.

          E. That neither the Fund shareholders nor Fund trustees, officers or employees shall be personally liable hereunder. FBL represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder and trustee liability for acts or obligations of the Fund.

          F. That this Agreement is executed and delivered in the State of Iowa and is subject to and shall be construed according to the laws of that State, except as to provision III.E. above, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and on its behalf and under its corporate or trust seal by and through its duly authorized officers on the day and year above stated.

ATTEST:                                 FBL VARIABLE INSURANCE SERIES FUND

     Dennis M. Marker                       William J. Oddy
     ----------------                       ----------------
By: Its Assistant Secretary             By: Its Vice President




ATTEST:                                 FBL INVESTMENT ADVISORY SERVICES, INC.

     Dennis M. Marker                       William J. Oddy
     ----------------                       ---------------
By: Its Assistant Secretary             By: Its Vice President